EXHIBIT 21.1

KINETIC CONCEPTS, INC.
LISTING OF SUBSIDIARIES

State or Other Jurisdiction
Subsidiaries of Registrant	of Incorporation

KCI Medical Australia PTY, Ltd.	Australia
KCI Austria GmbH	Austria
KCI Medical Belgium BVBA	Belgium
Polymedics BVBA	Belgium
Polymedics Bio Products BVBA	Belgium
KCI (Bermuda) Holding Ltd.	Bermuda
Equi-Tron Manufacturing, Inc.	Canada
KCI Equitron, Inc.	Canada
KCI Medical Canada, Inc.	Canada
European Medical Distributors LP	Cayman Islands
International Medical Distributors LP	Cayman Islands
KCI APAC Holdings Ltd	Cayman Islands
KCI International V.O.F. GP	Cayman Islands
KCI USA, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Holding Co., Inc.	Delaware
KCI Real Holdings, L.L.C.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware
KCI International Holdings Company, Inc.	Delaware
KCII Holdings, L.L.C.	Delaware
KCI International, Inc.	Delaware
KCI Medical ApS	Denmark
KCI Medical, S.A.R.L.	France
KCI Medical Holdings GmbH	Germany
KCI Medizinprodukte GmbH	Germany
BioMonde GmbH	Germany
KCI Medical Limited	Ireland
Alliance Investments Limited	Ireland
KCI Ethos Clinic Limited	Ireland
KCI Ethos Medical Products Limited	Ireland
KCI Medical S.r.l.	Italy
KCI KK	Japan
KCI Europe Holding B.V.	Netherlands
KCI Medical B.V.	Netherlands
KCI Norway AS	Norway
KCI Medical Puerto Rico, Inc.	Puerto Rico
KCI Medical Asia Pte. Ltd.	Singapore
KCI Medical South Africa Pty, Ltd.	South Africa
KCI Clinic Spain S.L.	Spain
KCI Medical A.B.	Sweden
KCI Medical GmbH	Switzerland
KCI Real Properties Ltd	Texas
KCI Properties Ltd	Texas
KCI Medical Limited	United Kingdom
KCI United Kingdom Holdings, Ltd.	United Kingdom
KCI Medical Products (UK) Ltd	United Kingdom
KCI Medical UK Ltd	United Kingdom